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Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES

        We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes less net income from non-controlling interests in consolidated subsidiaries plus fixed charges. Fixed charges consist of interest expense on borrowings, which includes the amortization of debt issuance costs and interest related debt redemption costs. You should read the ratio of earnings to fixed charges in conjunction with our consolidated and condensed financial statements that are incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2010	2009	2008	2007	2006	2011	2010
Ratio of earnings to fixed charges	3.8	3.2	6.8	22.3	15.9	2.5	4.7

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  Exhibit 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES